EXHIBIT 21.1
LIST OF SUBSIDIARIES
Funko Acquisition Holdings, LLC
Funko Holdings, LLC
Funko, LLC
Loungefly, LLC
Funko UK, Ltd.
A Large Evil Corporation Ltd.
Funko Far East Limited
Funko Games, LLC
TokenWave LLC
Funko EU, B.V.